EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D with respect to the ordinary shares, $0.0001 par value per share, of Dragon Victory International Limited, and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

In witness hereof, the undersigned hereby executed this Agreement this 21th day of September, 2018.

Cherish Capital Limited*

By:	/s/ Jianjun Sun
Name:	Jianjun Sun
Title:	Sole Director

/s/ Jianjun Sun
Jianjun Sun*